  Exhibit 99.1

CORMEDIX CONFIRMS PREVIOUSLY ANNOUNCED ONE-FOR-FIVE REVERSE STOCK SPLIT

Berkeley Heights, NJ – March 25, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today confirmed that the previously announced one-for-five reverse stock split of the Company’s common stock, par value $0.001, will be effective at 9:00 am Eastern Time tomorrow, March 26. The Company’s common stock will trade on the NYSE American on a split-adjusted basis under a new CUSIP number, 21900C308, beginning on March 26, 2019.

Khoso Baluch, CorMedix CEO commented, “We are implementing the reverse stock split as planned so that we have flexibility to take advantage of future investment opportunities, to possibly attract more institutional interest into our stock, and given our need to have available unissued shares to reserve for past transactions. As our current cash position is expected to finance the Company into the second quarter of 2020, we believe it is a good time to move ahead.”

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share as described below.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 119.0 million to approximately 23.8 million. No fractional shares will be issued in connection with the reverse stock split. Each stockholder who would otherwise be entitled to receive a fraction of a share of the Company’s common stock will instead receive one whole share of common stock.

As of the effective date of the reverse stock split, the number of shares of common stock available for issuance under the Company’s equity incentive plans and issuable upon the exercise of stock options, warrants and preferred stock outstanding immediately prior to the reverse split will be proportionately affected by the reverse stock split. The exercise prices of the Company’s outstanding options and warrants, and the conversion price of its outstanding preferred stock will be adjusted in accordance with their respective terms.

There will be no change to the number of authorized shares or the par value per share.

VStock Transfer, LLC is acting as the exchange agent for the reverse stock split. VStock will provide instructions to stockholders with physical certificates regarding the process for exchanging their pre-split stock certificates for post-split stock certificates.

About CorMedix
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: risks relating to the effectiveness of the reverse stock split; risks relating to the effect of the reverse stock split on the Company’s stock price and its overall market capitalization; the resources needed to terminate the Phase 3 trial and the costs and time needed to submit a new drug application to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; risks related to obtaining FDA approval of the new drug application for Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746